UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2016

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Peabody Energy Corporation (“Peabody”) continues to address the challenges of the current environment with a focus on the operational, organizational, portfolio and financial areas of its business. Within the financial area, Peabody has dual objectives of optimizing liquidity and deleveraging. Peabody continues to evaluate ways to balance these objectives, including potential debt exchanges and buybacks. As disclosed on December 17, 2015, in connection with this evaluation, Peabody has entered into non-disclosure agreements with certain holders of its outstanding indebtedness concerning potential interest in issuing new instruments (the “Transaction Discussions”).

Pursuant to the non-disclosure agreements, Peabody has agreed to publicly disclose certain confidential information relating to the Transaction Discussions. As a result, Peabody is furnishing the information in this Item 7.01, and Exhibits 99.1 and 99.2 furnished herewith, setting forth a summary of the material terms of potential transactions discussed in December 2015 and January 2016 (the “Proposals”). The Proposal provided by the Company, dated January 8, 2016, is furnished herewith as Exhibit 99.1, and the Proposal provided by certain holders of the Company’s debt (the “Debtholder Proposal”), dated January 21, 2016, is furnished herewith as Exhibit 99.2.

Each of the Proposals contemplated an exchange offer (the “Proposed Exchange”) with respect to Peabody’s 6.00% Senior Notes due 2018 (the “2018 Notes”). The Proposed Exchange contemplated the exchange of 2018 Notes for a combination of (i) secured notes issued by a subsidiary that does not guarantee any of Peabody’s existing debt (the “Non-Guarantor Subsidiary”), (ii) two series of new secured first lien notes issued by Peabody and (iii) Peabody common stock. Peabody would contribute certain mines and related assets to the Non-Guarantor Subsidiary in connection with the issuance of secured notes by the Non-Guarantor Subsidiary. Peabody is also furnishing the information included in Exhibit 99.3 furnished herewith, which includes technical and operating information, historical financial information, and other information not generally disclosed by Peabody, in each case related to the mines and related assets that could be contributed to the Non-Guarantor Subsidiary under the terms of the Proposals. To the extent that there was less than 100% participation in the Proposed Exchange, Peabody would have had the right to undertake additional exchanges of the Proposed Exchange consideration for its outstanding senior unsecured notes held by holders of the 2018 Notes that participate in the Proposed Exchange.

Closing of the Proposed Exchange would be subject to certain conditions, including a minimum participation requirement for the holders of 2018 Notes and the receipt by Peabody of a specified amount of net cash proceeds from the sale of assets after the commencement of the Proposed Exchange. The Debtholder Proposal was the last proposal the Company received in connection with the Proposed Exchange, and the terms thereof may not be acceptable to the Company. No agreement has been reached with respect to the Proposals or otherwise in connection with the Transaction Discussions. Peabody expects to continue to have discussions with certain debt holders who extend or execute new non-disclosure agreements. Peabody’s primary objectives in these discussions are to optimize liquidity, reduce leverage, lower interest expense and extend maturities while taking into account considerations such as timing, tax impact and other factors.

The foregoing description of the Proposals does not purport to be complete and is qualified in its entirety by reference to the term sheets for the Proposals, copies of which are furnished herewith as Exhibits 99.1 and 99.2. The information set forth in and incorporated into this Item 7.01 of this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of Peabody’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith:

Exhibit No.	Description

99.1	Term Sheet for Proposal dated January 8, 2016

99.2	Term Sheet for Proposal dated January 21, 2016

99.3	Financial and Other Information Relating to Certain Mines

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

January 22, 2016	By:	/s/ A. Verona Dorch
	Name: Title:	A. Verona Dorch Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Term Sheet for Proposal dated January 8, 2016

99.2	Term Sheet for Proposal dated January 21, 2016

99.3	Financial and Other Information Relating to Certain Mines